Exhibit 10.2

SECOND AMENDMENT

OF THE

CHS/COMMUNITY HEALTH SYSTEMS, INC. 401(K) PLAN

January 1,2011

WHEREAS, CHS/Community Health Systems, Inc. (the “Company”) has previously established and currently maintains the CHS/Community Health Systems, Inc. 401 (k) Plan (the “Plan”); and

WHEREAS, the Company desires to amend the Plan regarding the eligibility of certain, employees, effective as of January 1, 2011; and

WHEREAS, the Company has the right to amend the Plan; and

WHEREAS, the. Board of Directors has approved of the changes set forth in this Second Amendment.

NOW, THEREFORE, BE IT RESOLVED, that the Plan be and the same is hereby amended as follows:

1.	Effective as of January 1, 2011, Section 3.1(a) of the Plan Will read as follows:

(a) Eligibility. For all Plan purposes, any Eligible Employee who has completed 6 months of service and has attained age twenty-one shall be eligible to participate hereunder as of the date Such Eligible Employee has satisfied such requirements. Notwithstanding the foregoing, any Eligible Employee employed by McKenzie-Willamette Medical Center Associates, LLC, McKenzie-Willamette Physicians Services, LLC, or Willamette Community Medical Group, LLC who has completed 2 months of service shall be eligible to participate hereunder as of the date such. Eligible Employee has satisfied such requirements, except any employee whose employment is governed by a collective bargaining agreement between McKenzie-Wiilamette Medical Center Associates, LLC or Willamette Valley Medical Center, LLC and the Oregon Nurses Association. However, any Employee who was a Participant in the Plan prior to the effective date of this amendment and restatement shall continue to participate in the Plan.

2.	Effective as of January 1, 2011, Exhibit A shall be revised as attached.

3.	Except as otherwise provided herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Second Amendment of the Plan has been executed on the 28th day of July 2011.

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By:	/s/ Rachel A. Seifert
Its:	RACHEL A. SEIFERT EXECUTIVE VICE PRESIDENT

EXHIBIT A

Eligibility

Notwithstanding, any provision of the Plan to the contrary, the following classes of Employees shall be eligible to participate in the Plan after meeting the eligibility requirements under Section 3.1 of the Plan:

1.	Employees of Northampton Hospital Corporation Whose employment is governed by a collective bargaining agreement (including an agreement that is in the process of negotiation or has terminated but remains subject to negotiation);

2.	Employees of Pottstown Hospital Company, LLC and Pottstown Imaging Company, LLC whose employment is governed by a collective bargaining agreement (including an agreement that is in the process of negotiation or has terminated but remains subject to negotiation);

3.	Employees of McKenzie-Willamette Regional Medical Center Associates, LLC, McKenzie-Willamette Physician Services, LLC, and Willamette Community Medical Group, LLC whose employment is governed by a collective bargaining agreement (including an agreement that is in the process of negotiation or has terminated but remains subject to negotiation); and

4.	Employees of Jackson Hospital Corporation, (d/b/a Kentucky River Medical Center) whose employment is governed by a collective bargaining agreement (including an agreement that is in the process, of negotiation or has terminated but remains subject to negotiation).

5.	Employees of Wilkes-Barre Hospital Company, LLC whose employment is governed by a collective bargaining agreement (including an agreement that is in the process of negotiation or has terminated but remains subject to negotiation).